Exhibit 10.7

FINAL

Employee Option

AMENDMENT NO. 1

TO THE

NORTHWEST AIRLINES CORPORATION

2007 STOCK INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AWARD

(Effective as of April 14, 2008)

This AMENDMENT NO. 1 TO THE NORTHWEST AIRLINES CORPORATION 2007 STOCK INCENTIVE PLAN NON-QUALIFIED STOCK OPTION AWARD (the “Amendment”) is hereby adopted and approved by the Compensation Committee of the Board of Directors of Northwest Airlines Corporation (the “Company”) as of the date set forth above.

Pursuant to the authority granted under Section 3.1(g) of the Northwest Airlines Corporation 2007 Stock Incentive Plan (the “Plan”), the Compensation Committee of the Board of Directors of the Company hereby amends the Plan’s Non-Qualified Stock Option Award (the “Option”) as follows:

1.                             Amendment of Option.  Section 1.1 of the Option is deleted in its entirety and hereby replaced with the following:

“1.1         “Cause” shall mean “Cause” as defined in a management compensation agreement between the Optionee and the Company or a Subsidiary or, if not defined therein or if there is no such agreement, “Cause” shall mean any one or more of the following: (a) an act or acts of personal dishonesty by the Optionee intended to result in substantial personal enrichment of the Optionee at the expense of the Company or a Subsidiary, (b) an act or acts of personal dishonesty by the Optionee intended to cause substantial injury to the Company or a Subsidiary, (c) material breach (other than as a result of a Disability) by the Optionee of the Optionee’s obligations under the terms and conditions of the Optionee’s employment, which action was (i) undertaken without a reasonable belief that the action was in the best interests of the Company or a Subsidiary and (ii) not remedied within fifteen days after receipt of written notice from the Company or a Subsidiary specifying the alleged breach, or (d) the conviction of the Optionee of a felony.”

2.                             Amendment of the Option. The sub-section entitled “Change of Control” of Section 4 of the Option is hereby deleted in its entirety and replaced with the following:

“Change of Control: In the event of a Change of Control, the Option shall, to the extent then outstanding, vest in accordance with Section 13.2(a) of the Plan. If the Optionee’s employment is terminated without Cause or if the Optionee terminates employment for Good Reason, in each case, within two (2) years following a Change of Control, the Optionee will have three (3) years following the date of such termination of employment to exercise any portion of the Option (to the extent the Option is exercisable, and not previously exercised or cancelled) thereafter; provided, however, the Option shall not be exercisable later than ten (10) years after the date granted.  For purposes hereof, “Good Reason” shall mean “Good Reason” as defined in a management compensation agreement (as amended, if applicable) between the Optionee and the Company or a Subsidiary or, if not defined therein or if there is no such agreement, “Good Reason” shall mean “Good Reason” as defined in the Plan.

3.                             Definitions. Except as otherwise defined in this Amendment, capitalized terms used but not defined herein shall have the meanings given them in the Northwest Airlines Corporation 2007 Stock Incentive Plan or the Option.

4.                             General.  References to the “Option” contained in the Option shall mean the Option as amended by this Amendment.  Except as herein provided, the Option shall remain unchanged and in full force and effect.

Adopted by the Compensation Committee of the Board of Directors of Northwest Airlines Corporation on April 14, 2008.